                                                                    Exhibit (12)

                             CMS ENERGY CORPORATION
 Ratio of Earnings to Fixed Charges and Preferred Securities Dividends and
                                  Distributions
                              (Millions of Dollars)

                                                   Nine Months Ended                    Years Ended December 31
                                                  September 30, 2004      2003        2002        2001        2000       1999
                                                  ---------------------------------------------------------------------------
                                                                          (b)         (c)         (d)         (e)
Earnings as defined (a)

Consolidated net income                                $  65             $ (44)      $(650)      $(459)      $   5       $ 277
Discontinued operations                                   (6)              (23)        274         128         (83)        (70)
Income taxes                                               8                58         (41)        (94)         72          64
Exclude equity basis subsidiaries                        (57)              (41)        (39)         68        (171)        (45)
Fixed charges as defined, adjusted to
  exclude capitalized interest of $5, $9, $16,
  $35, $47 and $41 million for the Nine months
  ended September 30, 2004 and the years ended
  December 31, 2003, 2002, 2001, 2000, and
  1999, respectively                                     461               608         565         631         562         625
                                                       -----             -----       -----       -----       -----       -----
Earnings as defined                                    $ 471             $ 558       $ 109       $ 274       $ 385       $ 851
                                                       =====             =====       =====       =====       =====       =====

Fixed charges as defined (a)

Interest on long-term debt                             $ 424             $ 531       $ 404       $ 420       $ 420       $ 502
Estimated interest portion of lease rental                 5                 8          10          11          11          11
Other interest charges                                    18                59          32          83          34          58
Preferred securities dividends and
  distributions                                           19                19         135         152         144          95
                                                       -----             -----       -----       -----       -----       -----
Fixed charges as defined                               $ 466             $ 617       $ 581       $ 666       $ 609       $ 666
                                                       =====             =====       =====       =====       =====       =====

Ratio of earnings to fixed charges and
 preferred securities dividends and distributions       1.01                 -           -           -           -        1.28
                                                       =====             =====       =====       =====       =====       =====

NOTES:

(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b) For the year ended December 31, 2003, fixed charges exceeded earnings by $59 million. Earnings as defined include $95 million of asset impairment charges. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been 1.06 excluding these amounts.

(c) For the year ended December 31, 2002, fixed charges exceeded earnings by $472 million. Earnings as defined include $602 million of asset impairments charges. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been 1.22 excluding these amounts.

(d) For the year ended December 31, 2001, fixed charges exceeded earnings by $392 million. Earnings as defined include $323 million of asset impairments charges.

(e) For the year ended December 31, 2000, fixed charges exceeded earnings by $224 million. Earnings as defined include a $329 million pretax impairment loss on the Loy Yang investment. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been 1.17 excluding this amount.